EXHIBIT 99.1

Investor Relations Contact:	April 26, 2004
Steve Belgrad, 303-394-7706

Media Contact:
Blair Johnson, 720-210-1439

JANUS CAPITAL GROUP ANNOUNCES THE CLOSING OF ITS EXCHANGE OFFERS
AND ITS INTENTION TO REPURCHASE ANY TENDERED ZERO-COUPON
CONVERTIBLE SENIOR NOTES IN CASH

DENVER – Janus Capital Group Inc. (NYSE: JNS) announced today the completion of its pending exchange offers. In the exchange offers, Janus exchanged $286,899,000 of its senior notes due 2006 (71.7% of the 2006 issue) and $177,955,000 of its notes due 2009 (89.0% of the 2009 issue) for an aggregate of $527,385,000 of new 6.119% Senior Notes due 2014 (the “new notes”).

Up to an aggregate principal amount of $445.0 million (the “purchase limit”) of the new notes may be purchased by Janus and its subsidiary Capital Group Partners on May 19, 2004. Janus currently expects to exercise this right. If this right is exercised, notice will be provided to the holders of the new notes by May 12, 2004. On June 18, 2004, holders of the new notes may require Janus and Capital Group Partners to purchase their new notes on a pro rata basis up to the purchase limit less any amounts previously purchased.

After the purchase by Capital Group Partners of $445 million of new notes, Janus will reduce its consolidated debt to approximately $462 million from $852 million. If, as expected, investors also put the remaining $84 million of Liquid Yield Option Notes (“LYONS”) to Janus on April 30, 2004, consolidated debt would be approximately $378 million. Consolidated annual interest following these events would fall from $60.5 million to approximately $30.0 million. In connection with the exchange and debt repurchase, Janus expects to take a non-operating pre-tax charge of approximately $55 million in the second quarter of 2004.

LYONS Convertible Notes

Janus also today announced that it intends to pay the purchase price in cash for any of its LYONS tendered for purchase on April 30, 2004. The convertible notes were issued on April 30, 2001 and allow the holders to require Janus Capital Group to purchase all or a portion of their holdings at the accreted value thereof on the one-, three- and five-year anniversaries of their issuance and every five years thereafter. Janus Capital Group may choose to pay the purchase price for such purchases in cash or shares of Janus Capital Group common stock. Janus Capital Group notified the convertible notes holders on April 5, 2004 of its election to pay cash for any convertible notes that are purchased on April 30, 2004. If all the convertible notes were tendered, the total price payable by Janus Capital Group would be approximately $84.0 million.

Janus Capital Group further announced that it has elected not to extend the additional cash coupon offered on the convertible notes beyond the April 30, 2004 expiry date.

This press release is neither an offer to purchase nor a solicitation of an offer to sell Janus’ securities. Janus’ new notes due 2014 referred to herein have not been registered under the Securities Act of 1933, as amended, and such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The exchange offers were made only by the offering memorandum dated March 16, 2004 and the related letter of transmittal describing such offers.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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     This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

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